                                                              Exhibit 99.2

For Immediate Release:  July 31, 2003
Contact:  Paul Sunu, Chief Financial Officer at (919) 563-8222 or
          Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
July 31, 2003
Mebane, North Carolina

            MADISON RIVER COMMUNICATIONS ANNOUNCES 2003 SECOND
          QUARTER AND SIX MONTHS FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - July 31, 2003 - Madison River Communications today announced its financial and operating results for the second quarter and six months ended June 30, 2003.

2003 Second Quarter Financial and Operating Results
---------------------------------------------------
For the second quarter ended June 30, 2003, the Company reported operating income of $10.8 million, an increase of $4.4 million, or 68.5%, from operating income of $6.4 million for the second quarter ended June 30, 2002. Operating income in the Local Telecommunications Division (LTD) increased $2.9 million, or 26.2%, to $14.0 million in the second quarter of 2003 from $11.1 million in the second quarter of 2002. The Integrated Communications Division (ICD) reported an operating loss of $3.2 million in the second quarter of 2003 compared to an operating loss of $4.7 million in the second quarter of 2002, an improvement of $1.5 million, or 31.8%.

Adjusted Operating Income (Loss) (1) is operating income (loss) before depreciation, amortization and non-cash long-term incentive plan expenses. Please refer to Footnote 1 - "Non-GAAP Financial Measures." For the second quarter ended June 30, 2003, Adjusted Operating Income, computed by taking operating income of $10.8 million and adding back depreciation and amortization expenses of $13.1 million and long-term incentive plan expenses of $0.9 million, was $24.8 million, an increase of $4.4 million, or 21.6%, from the $20.4 million in Adjusted Operating Income reported in the second quarter ended June 30, 2002. The ICD reported an operating loss of $3.2 million, depreciation and amortization expenses of $3.8 million, resulting in Adjusted Operating Income of $0.6 million for the second quarter of 2003, an improvement of $1.7 million over the second quarter of 2002. The improvement in the ICD is the result of lower cost of services and lower selling, general and administrative expenses. The LTD, with operating income of $14.0 million, depreciation and amortization expenses of $9.3 million and long-term incentive plan expenses of $0.9 million in the second quarter of 2003, reported Adjusted Operating Income of $24.2 million, an increase of $2.7 million, or 12.4%, over Adjusted Operating Income of $21.5 million in the second quarter of 2002. Approximately $1.5 million of the increase is attributed to bad debt charges recognized in the second quarter of 2002 for pre-bankruptcy filing amounts due from MCI Worldcom and Global Crossing. The remaining portion of the increase is attributed to lower cost of services and lower selling, general and administrative expenses.

Revenues in the second quarter of 2003 were $46.0 million compared to $44.8 million in the second quarter of 2002, an increase of $1.2 million, or 2.7%. Revenues in the second quarter of 2003 in the ICD were $3.5 million, a decrease of $0.2 million from revenues of $3.7 million in the second quarter of 2002, or a 5.9% decrease. In the LTD, revenues in the second quarter of 2003 increased $1.4 million, or 3.5%, to $42.5 million from $41.1million in the second quarter of 2002. The increase in revenues in the LTD is attributed to the $1.5 million in bad debt charges for MCI Worldcom and Global Crossing recognized in the second quarter of 2002 that resulted in lower revenues for that quarter. Excluding these charges, revenues for the LTD would have decreased $0.1 million and revenues for the Company would have decreased $0.3 million when compared to the second quarter of 2002.

The Company incurred a net loss of $3.8 million in the second quarter of 2003 compared to a net loss of $9.3 million in the second quarter of 2002, an improvement of $5.5 million or 59.7%. The LTD reported net income of $6.1 million in the second quarter of 2003 compared to net income of $2.1 million in the second quarter of 2002, an increase of approximately $4.0 million.
The increase is attributed primarily to the impact on net income in the second quarter of 2002 from the $1.5 million bad debt charge and a $2.1 million writedown of the carrying value of an equity method investment. No comparable charges impacted net income in the second quarter of 2003. In addition, interest expense in the second quarter of 2003 was $1.0 million lower than the second quarter of 2002 as a result of lower outstanding balances on long-term debt and lower interest rates. The ICD's net loss in the second quarter of 2003 was $9.9 million, an improvement of $1.5 million over the net loss of $11.4 million in the second quarter of 2002 and is attributed primarily to the ICD's expense reductions.

For the second quarter of 2003, the LTD reported revenues of $42.5 million, Adjusted Operating Income of $24.2 million and an Adjusted Operating Income margin of 56.8%. The Adjusted Operating Income margin (1) is computed by dividing the LTD's Adjusted Operating Income of $24.2 million by the LTD's revenues of $42.5 million. Sequentially, this compares to revenues of $41.5 million, Adjusted Operating Income of $25.8 million and an Adjusted Operating Income margin of 62.2% in the first quarter of 2003. Adjusted Operating Income decreased by $1.6 million, or 6.6%, on a sequential quarter basis. The LTD's Adjusted Operating Income in the first quarter of 2003 reflects a one-time, non-cash pension curtailment gain that lowered its operating expenses by $2.1 million. Excluding the impact of this gain on first quarter results, Adjusted Operating Income would have increased $0.5 million, or 1.9% primarily as the result of a $0.9 million increase in revenues.

As of June 30, 2003, the LTD had approximately 206,985 voice access and DSL connections in service compared to approximately 209,530 connections in service at June 30, 2002, a decrease of approximately 2,545 connections, or 1.2%. The change consisted of a decrease in voice access lines of approximately 7,620 lines offset by an increase of approximately 5,075 DSL connections. Compared to the second quarter of 2002, DSL connections increased 35.3%. The LTD had approximately 187,545 voice access lines in service at June 30, 2003 compared to approximately 195,165 voice access lines in service at June 30, 2002. The decrease is primarily attributable to the weak economy, particularly in the Company's Illinois operations, and to the effect of the 3rd Infantry Division's deployment from Fort Stewart, Georgia. Approximately 84% of the decrease in voice access lines occurred in the Illinois and Georgia operations. The LTD's operating results continue to reflect the impact of the full troop deployment at Fort Stewart that took place early in 2003. Though the Georgia operations have seen some improvement in recent weeks, uncertainty still remains regarding when the return of significant numbers of troops will commence. Therefore, the full extent of the impact on operations continues to be difficult to predict and will vary depending on, among other factors, the duration of the troop deployment.

Sequentially, voice access and DSL connections in the LTD at June 30, 2003 increased by approximately 740 connections, or 0.4%, from March 31, 2003. The increase is comprised of a decrease of approximately 760 voice access lines, or 0.4%, and an increase of approximately 1,500 DSL connections, or 8.4%. Of the 206,985 total connections, approximately 128,175 are residential lines, 59,370 are business lines and 19,440 are DSL connections. In addition, the LTD had approximately 93,900 long distance accounts and 25,780 dial-up Internet subscribers at June 30, 2003.

The ICD reported Adjusted Operating Income in the second quarter of 2003 of $0.6 million, an improvement of $1.7 million from the $1.1 million Adjusted Operating Loss reported in the second quarter of 2002. The improvement in ICD's Adjusted Operating Income was primarily the result of lower operating expenses. ICD revenues in the second quarter of 2003 were $3.5 million compared to $3.7 million for the second quarter of 2002, a decrease of $0.2 million, or 5.9%. As of June 30, 2003, the ICD had approximately 15,965 voice and 713 DSL connections in service compared to approximately 15,895 voice and 680 DSL connections in service at June 30, 2002. On a sequential quarter basis, the ICD's revenues decreased $0.1 million, or 1.6%, while Adjusted Operating Income decreased $0.4 million, or 39.1%. The ICD's operating results in the first quarter of 2003 reflect the reduction in operating expenses from the one-time, non-cash pension curtailment gain of $0.6 million. Excluding the impact of this gain, Adjusted Operating Income would have increased $0.1 million, or 25.9%, on a sequential quarter basis. The ICD renewed approximately 81% of its expiring contracts with customers with an average increase in monthly recurring revenues of 20% in the first six months of 2003 compared to its renewal success rate in 2002 of 86% with a 32% increase in monthly recurring revenues. As of June 30, 2003, the ICD's days sales outstanding on net accounts receivable was approximately 34 days.

J. Stephen Vanderwoude, Chairman and Chief Executive Officer, commented, "We are pleased with our performance this year particularly in light of the difficult economy and the troop deployments we have experienced. Our solid financial performance is due in no small part to the success we have experienced in DSL. We believe that the investments we made early in our network and training have contributed significantly to the success of our DSL product and its penetration. Similarly, we believe that it is time for us to look into video to assess its fit in our product mix. Finally, voice access line losses have slowed significantly and we have begun to see firming of demand in our North Carolina, Georgia and Alabama operations."

2003 Six Month Financial Results
--------------------------------
For the six months ended June 30, 2003 and 2002, revenues were $91.2 million and $90.8 million, respectively. By division, in the first six months of 2003, the LTD reported revenues of $84.0 million and the ICD reported revenues of $7.2 million. The LTD's revenues in the first six months of 2003 increased approximately $1.0 million over the first six months of 2002. The increase is primarily attributed to a $1.3 million increase in Internet and enhanced data service revenues and a $1.6 million increase in miscellaneous revenues. In the first six months of 2003, Internet and enhanced data service revenues increased as the number of DSL connections increased by approximately 5,075 connections, or 35.3%. Miscellaneous revenues reflect the negative impact of the $1.5 million bad debt charge on revenues in the first six months of 2002. These increases were offset by a $2.3 million decrease in local service revenues that is the result of voice access line losses and expected lower network access revenues. The ICD reported a decrease in revenues of $0.6 million, or 7.5%, for the six month period ended June 30, 2003 compared to the same period in 2002. The decrease is attributed to lower local service revenues of $0.5 million and lower transport revenues of $0.4 million.

Adjusted Operating Income improved by $10.1 million, or 24.3%, to $51.7 million in the first six months of 2003 compared to $41.6 million in the first six months of 2002. Approximately $2.7 million of the $10.1 million increase in Adjusted Operating Income is attributed to the one-time, non-cash gain from the pension curtailment in the first quarter of 2003. The Company's non-contributory, defined benefit pension plan for qualified employees, sponsored by Madison River Telephone Company, was frozen in the first quarter of 2003. The curtailment resulted in an immediate net gain of $2.8 million, of which $2.7 million resulted in a reduction in pension expense and $0.1 million in a reduction of capital additions. The gain was recognized in the first quarter of 2003 and allocated between the Company and its affiliates who participate in the plan. Although further accrual of benefits by plan participants is frozen, the Company has a continuing obligation to fund the plan and continues to recognize net periodic pension expense. Approximately $2.1 million of the net gain was recognized as a reduction of expenses in the LTD and $0.6 million as a reduction of expenses in the ICD. In addition, Adjusted Operating Income for the first six months of 2002 includes a bad debt charge of $1.5 million for MCI Worldcom and Global Crossing. Excluding the impact of pension curtailment gain and the bad debt charges, Adjusted Operating Income would have increased approximately $5.9 million, or 13.6%.

Adjusted Operating Income by division for first six months of 2003 was $50.0 million for the LTD and $1.7 million for the ICD. Adjusted Operating Income in the ICD in the first six months of 2003 improved $3.8 million over the same period in 2002. Approximately $0.6 million of the improvement is attributed to the pension curtailment gain with the remaining improvement coming primarily from reductions in operating expenses. In the LTD, Adjusted Operating Income in the first six months of 2003 increased $6.3 million over Adjusted Operating Income in the first six months of 2002. Approximately $2.1 million of the increase is attributed to the pension curtailment gain in 2003 and $1.5 million from the bad debt charge taken in 2002. Excluding the impact of these two items, Adjusted Operating Income in the LTD would have increased $2.6 million, or 5.9%. The remaining increase was primarily the result of expense reductions.

As of June 30, 2003, the Company had approximately $42.9 million in liquidity consisting of $22.9 million in cash on hand and $20.0 million in fully available credit facilities with the Rural Telephone Finance Cooperative ("RTFC"). Capital expenditures for the six months ended June 30, 2003 of approximately $4.0 million are in line with our expectation of total capital expenditures of approximately $12.0 million to $13.0 million for 2003.

The Company completed an amendment to its loan agreement with the RTFC which, among other things, allows the Company greater operating flexibility through an increase in its liquidity. Under the terms of the amendment, the maturity of the loan will be extended by one year to 2016 with a reduction in scheduled principal payments through 2010. The amendment also provides for revised financial covenants including RTFC approval of capital expenditures and acquisitions, an average increase of approximately 45 basis points in the interest rates on long-term debt outstanding to the RTFC , and annual mandatory pre-payments of principal, beginning in 2005 utilizing 2004 fiscal year financial results, computed as cash flow from operations in excess of certain agreed upon expenditures as defined in the amendment.

The Company will be conducting a conference call to discuss its 2003 second quarter and six month financial and operating results on Friday, August 1, 2003 at 11:00 AM Eastern Time. Those interested in listening to the call are invited to access the call via a webcast that can be linked to by going to the Company's website at www.madisonriver.net.



(1) Non-GAAP Financial Measures
-----------------------------
Adjusted Operating Income, which is a non-GAAP financial measure, is operating income (loss) before depreciation and amortization expenses and non-cash long-term incentive plan expenses. Adjusted Operating Income margin is Adjusted Operating Income divided by total revenues. Based on recent guidance from the Securities and Exchange Commission and to improve the clarity of its earnings press releases, the Company will no longer use the phrase "Adjusted EBITDA" but will now use the phrase "Adjusted Operating Income". This is a change in name only, and the Company has not changed the way it calculates current or prior presentations of Adjusted Operating Income. Management uses Adjusted Operating Income and Adjusted Operating Income margin to measure its operating performance. You should be aware that this information will be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information as determined under accounting principles generally accepted in the United States. The computation of Adjusted Operating Income and Adjusted Operating Income margin and a reconciliation of those measures to net operating income (loss) and net income (loss) are as follows:

Reconciliation of Non-GAAP Measures to Most Directly Comparable GAAP
Measures:

                                                          ADJUSTED OPERATING INCOME (LOSS)
                                               ------------------------------------------------------
                                                         LTD
                                                 Dollars     Margin        ICD           Consolidated
                                               -----------   ------    -----------       ------------
For the second quarter ended June 30, 2003:

Adjusted Operating Income                      $   24,150     56.8%    $     661          $   24,811
Less: Depreciation and amortization                 9,290     21.9%        3,846              13,136
      Long-term incentive plan expenses               914      2.1%           (5)                909
                                                ---------    ------     --------           ---------
Net operating income (loss)                        13,946     32.8%       (3,180)             10,766
Interest expense                                   (8,376)   (19.7%)      (6,690)            (15,066)
Other income (expense), net                           615      1.5%            3                 618
Income tax expense                                    (77)    (0.2%)        -                    (77)
                                                ---------    ------     --------           ---------
  Net income (loss)                            $    6,108     14.4%    $  (9,867)         $   (3,759)
                                                =========    ======     ========           =========

For the second quarter ended June 30, 2002:

Adjusted Operating Income (Loss)               $   21,485     52.3%    $  (1,085)         $   20,400
Less: Depreciation and amortization                 8,540     20.8%        3,599              12,139
      Long-term incentive plan expenses             1,897      4.6%          (25)              1,872
                                                ---------    ------     --------           ---------
Net operating income (loss)                    $   11,048     26.9%    $  (4,659)         $    6,389
Interest expense                                   (9,392)   (22.9%)      (6,695)            (16,087)
Other income (expense), net                            70      0.2%          (92)                (22)
Income tax benefit                                    388      0.9%         -                    388
                                                ---------    ------     --------           ---------
  Net income (loss)                            $    2,114      5.1%    $ (11,446)         $   (9,332)
                                                =========    ======     ========           =========

For the six months ended June 30, 2003:

Adjusted Operating Income                      $   50,007     59.5%    $   1,746          $   51,753
Depreciation and amortization                      18,006     21.4%        7,484              25,490
Long-term incentive plan expenses                   3,024      3.6%           17               3,041
                                                ---------    ------     --------           ---------
Net operating income (loss)                        28,977     34.5%       (5,755)             23,222
Interest expense                                  (17,358)   (20.7%)     (13,377)            (30,735)
Other income (expense), net                         1,155      1.4%          (37)              1,118
Income tax benefit                                    269      0.3%         -                    269
                                                ---------    ------     --------           ---------
  Net income (loss)                            $   13,043     15.5%    $ (19,169)         $   (6,126)
                                                =========    ======     ========           =========

For the six months ended June 30, 2002:

Adjusted Operating Income (Loss)               $   43,708     52.6%    $  (2,065)         $   41,643
Depreciation and amortization                      17,412     21.0%        7,036              24,448
Long-term incentive plan expenses                   2,205      2.6%         (273)              1,932
                                                ---------    ------     --------           ---------
Net operating income (loss)                        24,091     29.0%       (8,828)             15,263
Interest expense                                  (18,783)   (22.6%)     (13,380)            (32,163)
Other income (expense), net                           844      1.0%         (309)                535
Minority interest expense                            (275)    (0.3%)        -                   (275)
Income tax expense                                 (1,082)    (1.3%)        -                 (1,082)
                                                ---------    ------     --------           ---------
  Net income (loss)                            $    4,795      5.8%    $ (22,517)         $  (17,722)
                                                =========    ======     ========           =========

Selected Financial Results and Operating Data

Selected historical financial and operating results for the second quarter and six months ended June 30, 2003 and 2002 were as follows:

                                     Second Quarter Ended          Six Months Ended
                                     --------------------        --------------------
                                     June 30,    June 30,        June 30,    June 30,
                                       2003        2002 (a)        2003        2002 (a)
                                     --------    --------        --------    --------
Selected Financial Results (dollars in millions):
-------------------------------------------------
Net revenues                         $  46.0     $  44.8          $  91.2    $  90.8
      LTD                                42.5        41.1             84.0       83.0
      ICD                                 3.5         3.7              7.2        7.8

Operating expenses                       35.2        38.4             68.0       75.5
      LTD                                28.5        30.0             55.1       58.9
      ICD                                 6.7         8.4             12.9       16.6

Operating income (loss)                  10.8         6.4             23.2       15.3
      LTD                                14.0        11.1             28.9       24.1
      ICD                                (3.2)       (4.7)            (5.7)      (8.8)

Adjusted Operating Income (Loss)         24.8        20.4             51.7       41.6
      LTD                                24.2        21.5             50.0       43.7
      ICD                                 0.6        (1.1)             1.7       (2.1)

Net income (loss)                        (3.8)       (9.3)            (6.1)     (17.7)
      LTD                                 6.1         2.1             13.1        4.8
      ICD                                (9.9)      (11.4)           (19.2)     (22.5)

Cash and cash equivalents             $  22.9     $  23.1              (b)        (b)
Net telephone plant and equipment       338.7       380.2              (b)        (b)
Total assets                            821.2       870.6              (b)        (b)
Long-term debt                          648.1       674.1              (b)        (b)
Redeemable minority interest              4.0         5.0              (b)        (b)
Member's interest                       251.3       251.3              (b)        (b)
Accumulated deficit                    (199.8)     (171.9)             (b)        (b)
Accumulated other comprehensive loss      -          (2.8)             (b)        (b)

Selected Operating Data:
------------------------
Total connections in service          223,660     226,104              (b)        (b)
   LTD:
      Voice access lines              187,545     195,166              (b)        (b)
      DSL connections                  19,437      14,363              (b)        (b)
   ICD:
      Voice access lines               15,965      15,895              (b)        (b)
      DSL connections                     713         680              (b)        (b)

Fiber transport (in actual $ (c))   $ 215,000   $ 275,000              (b)        (b)
Network operations centers               1           1                 (b)        (b)
Employees                               642         735                (b)        (b)

(a) 2002 divisional results are presented on a basis consistent with the 2003 presentation.
(b) Six month results are the same as those presented for second quarter results.
(c)  Dollar amounts represent monthly recurring revenues.

Forward-Looking Statements
--------------------------
The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as ''may,'' ''will,'' ''expect,'' ''intend,'' ''estimate,'' ''anticipate,'' ''plan,'' ''seek'' or ''believe.'' We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

* competition in the telecommunications industry;
* the passage of legislation or regulations or court decisions adversely affecting the telecommunications industry;
* our ability to repay our outstanding indebtedness;
* our ability to raise additional capital on acceptable terms and on a timely basis; and
* the advent of new technology.

For more information, see the "Risk Factors" section beginning on page 16 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 333-36804) filed with the Securities and Exchange Commission.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.


Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in its edge-out markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co. and Providence Equity Partners, the former shareholders of Coastal Utilities, Inc. and members of management.

                           MADISON RIVER CAPITAL, LLC
                Condensed Consolidated Statements of Operations
               Second Quarter and Six Months Ended June 30, 2003
                             (Dollars in thousands)


                                         Second Quarter Ended                Six Months Ended
                                            June 30, 2003                     June 30, 2003
                                 --------------------------------- ---------------------------------
                                     LTD        ICD   Consolidated     LTD        ICD   Consolidated
                                 ---------   -------- ------------ ---------   -------- ------------
Operating revenues:
  Local service                  $  31,047     1,832     32,879    $  61,981     3,884     65,865
  Long distance service              4,060       461      4,521        7,874       787      8,661
  Internet and enhanced data         3,869       522      4,391        7,683     1,048      8,731
  Transport service                   -          669        669         -        1,335      1,335
  Miscellaneous telecommunications
   service and equipment             3,510        60      3,570        6,487        91      6,578
                                 ---------   -------    -------      -------    ------    -------
Total operating revenues            42,486     3,544     46,030       84,025     7,145     91,170
                                 ---------   -------    -------      -------    ------    -------

Operating expenses:
  Cost of services                  10,223     2,074     12,297       19,386     3,947     23,333
  Depreciation and amortization      9,290     3,846     13,136       18,006     7,484     25,490
  Selling, general and
   administrative                    9,027       804      9,831       17,656     1,469     19,125
                                 ---------   -------    -------      -------    ------    -------
Total operating expenses            28,540     6,724     35,264       55,048    12,900     67,948
                                 ---------   -------    -------      -------    ------    -------

Net operating income (loss)         13,946    (3,180)    10,766       28,977    (5,755)    23,222

Interest expense                    (8,376)   (6,690)   (15,066)     (17,358)  (13,377)   (30,735)
Other income (expense), net            615         3        618        1,155       (37)     1,118
                                 ---------   -------    -------      -------    ------    -------

Income (loss) before income taxes    6,185    (9,867)    (3,682)      12,774   (19,169)    (6,395)

Income tax (expense) benefit           (77)     -           (77)         269      -           269
                                 ---------   -------    -------      -------    ------    -------
Net income (loss)                $   6,108    (9,867)    (3,759)   $  13,043   (19,169)    (6,126)
                                 =========   =======    =======      =======    ======    =======

Long-term incentive
  plan expenses                  $     914       (5)        909    $   3,024        17      3,041
                                 =========   =======    =======      =======    ======    =======